Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170498, 333-192840 and 333-212430) and on Form S-3 (File Nos. 333-203300 and 333-211695) of CorMedix, Inc. and Subsidiary of our reports dated March 16, 2017, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2016 which appear in this Form 10-K.

/s/ Friedman LLP
March 16, 2017
East Hanover, New Jersey